Exhibit 24.2

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

BANK OF AMERICA CORPORATION

March 22, 2005

RESOLVED FURTHER, that Timothy J. Mayopoulos, Rachel R. Cummings and Teresa M. Brenner are hereby are appointed attorneys-in-fact for, and each of them with full power to act without the other hereby is authorized and empowered to sign the Registration Statement and any amendment or amendments (including any pre-effective or post-effective amendments) thereto on behalf of, the Corporation and any of the following: the Principal Executive Officer, the Principal Financial Officer, the Principal Accounting Officer and any other officer of the Corporation;

RESOLVED FURTHER, that Timothy J. Mayopoulos is hereby designated as Agent for Service of the Corporation with all such powers as are provided by the Rules and Regulations of the Securities and Exchange Commission;

RESOLVED FURTHER, that the officers of the Corporation hereby are authorized and directed to execute notes, debentures or other agreements or instruments and to otherwise do all things necessary, appropriate or convenient to carry into effect the foregoing resolutions.

CERTIFICATE OF SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify that the foregoing is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on March 22, 2005, at which meeting a quorum was present and acting throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation as of this 22nd day of March, 2005.

/S/ ALLISON L. GILLIAM
Assistant Secretary

(CORPORATE SEAL)